CONSENT OF INDEPENDENT ACCOUNTANTS
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We  hereby  consent  to the  incorporation  by  reference  in the  Statement  of
Additional Information constituting part of this Post-Effective Amendment No. 106 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 14, 1998, relating to the financial statements and financial highlights appearing in the August 31, 1998 Annual Report to Shareholders of Colonial Federal Securities Fund, a series of Colonial Trust III, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Accountants" in the Statement of Additional Information.

PricewaterhouseCoopers LLP
Boston, Massachusetts
December 28, 1998